Exhibit 23(c)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Entergy Mississippi, Inc. on Form S-3 of our reports dated February 21, 2003, appearing in the Annual Report on Form 10-K of Entergy Mississippi, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

New Orleans, Louisiana
November 21, 2003